Exhibit 10.1.15.1

401(K) MAKE-UP PLAN SUMMARY

Chesapeake Energy Corporation

401(k) MAKE-UP PLAN

2005

Official Plan Name	Chesapeake Energy Corporation 401(k) Make-Up Plan

Plan Purpose

To provide a select group of highly compensated employees with the opportunity to defer compensation that would have been deferred into the 401(k) Plan if not for 401(k) contribution limitations. Such a plan will provide participants with a capital accumulation opportunity by deferring compensation on a pre-tax basis.

First Plan Year	January 1, 2005 to December 31, 2005.

Subsequent Plan Years	January 1 to December 31.

Administrative Committee	Chesapeake Energy Corporation Employee Compensation and Benefits Committee.

Eligibility for Participation

•      Employees who elect to defer a percentage of compensation into the 401(k) Plan whose elected contributions are limited by 401(k) contribution limitations.

•      Employees with combined base salary and performance bonus compensation of $95,000 and above for the twelve months prior to the year of deferral as determined on the enrollment date and who have five years of Chesapeake Energy Corporation Service.

•      To participate, an eligible employee must complete all election forms.

•      The Administrative Committee may change the criteria for eligibility.

Sources of Deferrals

•      401(k) Make-Up Contributions.

✓       Elected percentages of salary and/or performance bonus deferred for the 401(k) Make-Up Plan will be deposited first into the 401(k) Plan. Once the IRS imposed annual limitations on contributions to the 401(k) Plan have been met, excess contributions will be deferred into the 401(k) Make-Up Plan.

401(K) MAKE-UP PLAN SUMMARY

Sources of Deferrals (con’t.)

✓       Employees eligible for 401(k) Make-Up Plan may only elect in total up to 75% of annual base salary and up to 100% of performance bonus across the Deferred Compensation, 401(k) and 401(k) Make-Up Plans.

•      No deferral election shall reduce a participant’s compensation below the amount necessary to satisfy the following obligations:

✓       applicable employment taxes (e.g., FICA/Medicare) on amounts deferred;

✓       benefit plan withholding requirements;

✓       income tax withholding for compensation that cannot be deferred.

Deferral Elections

•      Initial elections must be filed by December 31, 2004 to be effective with the first pay period on or after January 1, 2005.

•      Bonus deferral elections are for the period in which performance bonus is earned regardless of when such performance bonus is paid.

•      Deferral elections are irrevocable for the Plan year and are intended to be in effect from year to year thereafter (evergreen), unless regulations specify that a new election is required and/or until increased, decreased or terminated for any subsequent Plan year by filing an election during the open enrollment period prior to that Plan year.

•      If a participant elects to revoke participation in the 401(k) Plan during the Plan year without having attained the 401(k) Plan maximum deferral limitation, then no deferrals will be made into the 401(k) Make-Up Plan for the Plan year. If the 401(k) limitation has been met, then deferrals will continue into the 401(k) Make-Up Plan for the remainder of the Plan year.

•      Deferred compensation will be credited to a participant’s account 5 business days after the compensation is withheld and determined to not be an allowable contribution in the 401(k) Plan.

•      When making deferral elections into the 401(k) Make-Up Plan, participants should consider deferrals made to the Deferred Compensation Plan, if applicable. Such Deferred Compensation Plan deferrals will reduce the amount of compensation available for deferral under the 401(k) Make-Up Plan.

401(K) MAKE-UP PLAN SUMMARY

Company Contributions/ Company Match

The Company may make Company Match contributions as follows.

•      Initial Company Match will be set at 100% of employee contributions up to 15% of base salary and performance bonus.

✓       The percent is determined in the aggregate for 401(k) and the 401(k) Make-Up Plan.

✓       Company Match is credited on a quarterly arrears basis.

•      Company Match percentage is in place for the entire Plan year and all Plan years thereafter unless/until changed by the Administrative Committee by December 31st of any Plan year for the next Plan year.

•      Company Match is made in Chesapeake Energy Corporation common stock.

✓       Stock dividends, if any, will not be reinvested in the participants’ accounts.

✓       Cash dividends will not be paid on Chesapeake common stock in the Plan.

•      The Company may make discretionary Company contributions at any time. Such contributions may be subject to a vesting schedule different from that of the regular quarterly company match.

Vesting

Employee deferrals, Company contributions, if any, and net investment returns credited to deferral accounts will vest as follows:

•      Participants will vest immediately in their own voluntary deferrals of salary and bonus.

•      Vesting schedules for the regular quarterly Company Match contributions will be 4 year class vesting (0% vesting upon initial deferral with 25% vesting annually thereafter on anniversary of initial deferral crediting date).

•      Additional discretionary Company contributions, if any, will vest according to a vesting schedule set by the Administrative Committee at the time the contribution is made.

Investment Options

•      Participants shall specify one or more benchmark fund(s) in which their deferrals will be deemed to be invested.

•      The net investment earnings credited to the deferral account are the net investment returns of the

401(K) MAKE-UP PLAN SUMMARY

Investment Options (con’t.)

applicable benchmark funds. The net investment return may be negative if the applicable benchmark fund sustains a loss. Net investment return is gross return less applicable advisors fees.

•      Investment returns are valued and recorded daily.

•      The Administrative Committee has the right to change the benchmark funds from time to time.

•      Participants have the opportunity to change allocations for new/ future deferrals and/or existing account balances on a daily basis.

Distribution of Account Balances	• Distributions are taxable as ordinary income when received. • A participant will receive all Plan years’ deferrals and earnings at separation in service.

Distribution in the event of: Separation in Service

•      Participants who separate from service or become disabled and who are at least 55 and have 10 years of service may elect a distribution form of annual installments up to 20 years, or lump sum payment. The participant is required to make a Distribution Election at the time of enrollment. If the participant terminates employment without an effective Distribution Election, the default form of distribution will be a lump sum payment.

✓       Notwithstanding the above, if the account balance is less than $50,000, payment will be in a lump sum.

✓       Lump sum retirement distributions will be paid at the end of the calendar quarter in which retirement or termination occurs. Installment payments commence within 30 days of the end of the calendar quarter following retirement. Subsequent annual installments will be paid in January of each year thereafter.

•      Termination by a participant who is under 55 years of age and/or has less than 10 years of service with the Company will result in a lump sum distribution.

•      Termination due to death will trigger lump sum payment.

•      Termination due to disability of a participant who does not meet the retirement criteria will result in a lump sum payment.

•      A participant defined as a “key employee” cannot be paid a lump sum or installment distribution until six months after separation of service, except in the event of disability, death, or possibly, a change in control of the Company.

•      Upon termination for any reason, the Administrative Committee will determine if any unvested Company match will be distributed to the participant.

401(K) MAKE-UP PLAN SUMMARY

Distribution in the event of: Nonscheduled In-Service Withdrawals	Nonscheduled distributions are not available for post-2004 Plan year balances.

Distribution in the event of: Hardship Withdrawals

•      Participant voluntary deferral account balances are eligible for hardship withdrawals.

•      These are permitted without penalty, subject to approval by the Administrative Committee. Hardship withdrawals may be granted on a limited basis and only for the following reasons:

✓       participant’s or dependent’s illness or accident;

✓       casualty loss of participant’s property;

✓       other similar circumstances arising out of events beyond the control of the participant, but which may not be relieved through other resources of the participant.

•      An individual claiming hardship will be required to submit documentation of the hardship and proof that any loss is not covered by other means and will be unable to participant in the Plan for the remainder of the year of the hardship withdrawal and the next Plan year.

Change of Control

•      Upon a Change of Control (as defined in the Plan document) any unvested Company contribution balances, if applicable, will become vested.

•      Subject to Internal Revenue Service guidelines, lump sum distributions will be made to all participants upon a Change of Control unless the Administrative Committee in effect prior to the Change of Control elects otherwise.

Effect of Deferred Compensation Plan on 401(k) Make-Up Plan	Participant deferral under the Deferred Compensation Plan will affect the amount of compensation available for contribution into this 401(k) Make-Up Plan.

Rabbi Trust

•      The rabbi trust receives each participant’s deferrals and invests the cash in selected benchmark funds.

•      The rabbi trust will purchase shares of Chesapeake Energy Corporation common stock for matching contributions on the last business day of each calendar quarter.

401(K) MAKE-UP PLAN SUMMARY

Risk of Loss

All amounts deferred or contributed under the Plan and earnings on these amounts are Chesapeake Energy Corporation assets. In the event of the Company’s bankruptcy or insolvency, the rights of Plan participants would be no greater than those of general unsecured creditors of the Company.

Plan Amendment	The Plan may be amended or terminated at any time, except that no such modification or termination shall reduce any amounts then credited to a participant’s account.